UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2012

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

8510 Colonnade Center Drive, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

Purchase Agreement

On March 13, 2012, Salix Pharmaceuticals, Ltd. entered into a Purchase Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein (the “Initial Purchasers”), with respect to Salix’s issuance and sale of $690.0 million aggregate principal amount of Salix’s 1.5% Convertible Senior Notes due 2019 (the “Notes”). The aggregate principal amount of the Notes issued reflects the exercise of the $90.0 million over-allotment option granted to the Initial Purchasers with respect to the Notes. The offering of the Notes was completed on March 16, 2012.

The net proceeds of the offering, after deducting estimated offering expenses and the Initial Purchasers’ discounts, were approximately $668.3 million. Salix used a portion of the net proceeds from the offering to repurchase approximately 42.1% of the aggregate principal amount of Salix’s 5.5% Convertible Notes Due 2028 for a purchase price of $137.2 million, to enter into convertible bond hedge and warrant transactions (discussed below) and to repurchase approximately $75.0 million of shares of its common stock (discussed in Item 8.01 of this report). Salix intends to use the remaining net proceeds to repurchase an additional 37.1% of the aggregate principal amount of Salix’s 5.5% Convertible Notes due 2028 should the holder exercise its option within 90 days for a purchase price of $120.4 million, and for business development activities and other general corporate purposes, including potential additional repurchases of Salix’s outstanding indebtedness, commercialization of product candidates, clinical trials, research and development expenses and general and administrative expenses.

The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, Salix has agreed to indemnify the Initial Purchasers against certain liabilities.

Some of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Salix or Salix affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Some of the Initial Purchasers or their respective affiliates also entered into the convertible note hedge and warrant transactions with Salix and received a portion of the net proceeds from this offering that were applied to those transactions.

Indenture

On March 16, 2012, Salix sold $690.0 million aggregate principal amount of the Notes to the Initial Purchasers at a price of 100% of their principal amount, less the Initial Purchasers’ discounts, for resale by the Initial Purchasers to qualified institutional buyers pursuant to an exemption from registration provided by Section 4(2) and Rule 144A of the Securities Act of 1933, as amended. The Notes are governed by an indenture, dated as of March 16, 2012, between Salix and U.S. Bank National Association, as trustee.

The interest rate on the Notes is 1.5% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2012. The Notes will mature on March 15, 2019, unless previously converted or repurchased in accordance with their terms prior to such date. Salix may not redeem the Notes prior to their stated maturity date.

The Notes are Salix’s senior unsecured obligations, and rank (i) equally to any of Salix’s existing and future unsecured senior debt, (ii) senior to any of Salix’s future indebtedness that is expressly subordinated to the Notes, and (iii) effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

Holders may convert their Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes only under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending June 30, 2012, and only during such fiscal quarter, if the last reported sale price of Salix common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the applicable conversion price for the Notes on the last day of such preceding fiscal quarter; (2) during the five business-day period immediately after any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Salix common stock and the applicable conversion rate for the Notes for each such day; or (3) upon the occurrence of specified corporate events.

On and after November 9, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

Upon conversion, Salix will pay or deliver, as the case may be, cash, shares of Salix common stock or a combination thereof at Salix’s election. The initial conversion rate for the Notes is 15.1947 shares of Salix common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $65.81 per share of common stock. The conversion rate is subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.

Upon the occurrence of a “fundamental change” or a “make-whole fundamental change” (as defined in the Indenture), the holders may convert their Notes at any time from and after the 45th business day prior to the anticipated effective date of such fundamental change or make-whole fundamental change, as the case may be, until the business day immediately preceding the fundamental change purchase date corresponding to such fundamental change (or, in the case of a make-whole fundamental change that does not constitute a fundamental change, the 40th trading day immediately following the effective date of such make-whole fundamental change).

The Indenture contains customary terms and covenants, including events of default after which the Notes may be due and payable immediately. Events of default include, without limitation, the following: failure to pay the principal amount of any Note at its maturity, upon declaration of acceleration or upon required repurchase; failure to convert the Notes into cash, shares of common stock or a combination thereof, as applicable upon the exercise of a holder’s conversion right; failure to pay any interest amounts on any Note when due if such failure continues for 30 days; failure to provide timely notice of a fundamental change; failure to pay any indebtedness for money borrowed by Salix or any of its subsidiaries in excess of a specified amount; failure to comply with other terms and covenants contained in the Notes after a specified notice period; and certain events of bankruptcy, insolvency or reorganization of Salix or any of its significant subsidiaries.

Remedies for any event of default resulting from any failure by Salix to comply with Indenture provisions requiring the filing of reports under the Securities Exchange Act of 1934, as amended, will, to the extent Salix elects, consist exclusively of the right to receive additional interest equal to (i) 0.25% of the principal amount of the Notes for the first 180 days after the occurrence of such an event of default (if Salix does not so elect, this rate of interest shall be 0.5%), and (ii) 0.50% for the second 180 days after the occurrence of such an event of default. On the 366th day after such event of default, if the default is not cured, the Notes are subject to acceleration as provided in the Indenture.

Supplemental Indenture

On March 16, 2012, Salix entered into a Supplemental Indenture with U.S. Bank National Association, the indenture trustee for its 5.5% Convertible Senior Notes due 2028, to delete, in its entirety, a provision of the indenture that prohibited Salix or any of its subsidiaries from incurring any additional indebtedness, other than permitted debt, as defined in the indenture. Salix obtained the consent of holders of the requisite principal amount of the 5.5% Convertible Senior Notes due 2028 to enter into the Supplemental Indenture.

Convertible Bond Hedge and Warrant Transactions

On March 13, 2012, in connection with the offering of the Notes, Salix entered into privately negotiated convertible bond hedge transactions (the “Convertible Bond Hedge Transactions”) with each of Bank of America, N.A. and Royal Bank of Canada (the “Hedge Counterparties”).

The Convertible Bond Hedge Transactions cover, subject to customary anti-dilution adjustments, the number of shares of Salix’s stock that will initially underlie the Notes. The Convertible Bond Hedge Transactions are intended generally to reduce the potential dilution of Salix’s outstanding common stock upon conversion of the Notes in the event that the market price per share of the common stock is greater than the strike price.

Simultaneously with entering into the Convertible Bond Hedge Transactions, Salix entered into privately negotiated warrant transactions with the Hedge Counterparties (the “Warrant Transactions”), whereby Salix sold to the Hedge Counterparties warrants to acquire, subject to customary adjustments, the number shares of Salix’s common stock that will initially underlie the Notes at a strike price of $85.31 per share, also subject to adjustment, which represents a premium of approximately 75% over the last reported sale of Salix’s common stock of $48.75 on March 12, 2012. The Warrant Transactions could have a dilutive effect to the extent that the market price of Salix’s common stock exceeds the applicable strike price of the warrants.

The foregoing summaries of the Purchase Agreement, the Indenture, the Notes, the Supplemental Indenture and the Convertible Bond Hedge Transactions and the Warrant Transactions are qualified in their entirety by reference to the full text of the Purchase Agreement, the Supplemental Indenture, the Indenture, the form of Note, and the forms of letter agreements governing the Convertible Hedge Transactions and the Warrant Transactions, copies of which are attached to this Current Report on Form 8-K as Exhibits 1.1, 4.3, 4.4, 4.5, 10.92 and 10.93, respectively, and incorporated herein by reference. The press release announcing the sale and issuance of the Notes is attached to this Current Report as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Indenture” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information regarding the warrants discussed under the heading “Convertible Note Hedge and Warrant Transactions” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The warrants were sold in private placements to the Hedge Counterparties pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof. To the extent that any shares of common stock are issued upon exercise of the warrants, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

The information set forth under the heading “Purchase Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference. Salix offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Salix relied on this exemption from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement. To the extent that any shares of common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of common stock.

Item 8.01.	Other Events.

Concurrent with the closing of the issuance and sale of the Notes due 2019, Salix repurchased approximately $75,000,000 of shares of its common stock.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Purchase Agreement dated March 13, 2012 by and between Salix Pharmaceuticals, Ltd. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

4.3	First Supplemental Indenture dated March 14, 2012 by and between Salix Pharmaceuticals, Ltd. and U.S. Bank National Association for 5.5% Convertible Senior Notes due 2028.

4.4	Indenture dated March 16, 2012 by and between Salix Pharmaceuticals, Ltd. and U.S Bank National Association for 1.5% Convertible Senior Notes due 2019.

4.5	Form of 1.5% Convertible Senior Note due 2019 (included in Exhibit 4.4).

10.92	Form of Letter Agreements relating to the Base Convertible Bond Hedge Transactions and the Additional Convertible Bond Hedge Transactions, each dated March 13, 2012, by and between Salix Pharmaceuticals, Ltd. and each of Bank of America N.A. and Royal Bank of Canada.

10.93	Form of Letter Agreements relating to the Base Issuer Warrant Transactions and the Additional Issuer Warrant Transactions, each dated March 13, 2012 by and between Salix Pharmaceuticals, Ltd. and each of Bank of America N.A. and Royal Bank of Canada.

10.94	Note Repurchase Agreement dated March 12, 2012 by and between Salix Pharmaceuticals, Ltd. and 14159, L.P., 667, L.P. and Baker Brothers Life Sciences, L.P.

99.1	Press release dated March 16, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: March 16, 2012

/s/ Adam C. Derbyshire
Adam C. Derbyshire
Executive Vice President and Chief Financial Officer